Exhibit 99.1

Orexigen Therapeutics Reports Financial and Business Results for the Second Quarter Ended June 30, 2015

Contrave® (naltrexone HCl and bupropion HCl extended-release tablets) now leading US branded weight loss medicine

San Diego, CA, August 6, 2015 – Orexigen Therapeutics, Inc. (Nasdaq: OREX) today announced business and financial results for the second quarter ended June 30, 2015.

“We are very pleased with the strong growth of Contrave prescription volumes, driven by a product profile that is resonating with physicians and patients and by the steady, market-leading share of voice provided by Takeda,” said Mike Narachi, CEO of Orexigen.

Narachi continued: “Today we also announced a favorable, win-win resolution to the dispute with Takeda, a new distributorship agreement for South Korea with Kwang Dong Pharmaceuticals, as well as the establishment of an Irish subsidiary which will manage key business functions for our international rights to Contrave®/Mysimba™.”

Recent Business Highlights:

•	Orexigen and partner Takeda Pharmaceutical Company Limited announced the execution of an amended and restated collaboration agreement realigning the partnership for the success of Contrave in the United States and resolving all outstanding disputes between the parties.

•	In June, eight months after the commercial launch, Contrave has become the leading branded weight loss medicine. According to IMS Health, 172,050 prescriptions were filled in the second quarter, a 47% increase over the first quarter of 2015.

•	Orexigen established Orexigen Therapeutics Ireland Limited, a wholly owned subsidiary with economic rights to Contrave / Mysimba outside the United States. The Company expects that management of ex-US manufacturing, supply chain, pharmacovigilance and other business functions through the subsidiary should result in a more competitive global profitability outlook for Orexigen long-term.

•

Orexigen’s subsidiary Orexigen Therapeutics Ireland Limited and Kwang Dong Pharmaceutical Company, Ltd., have executed a distributorship agreement for South Korea for Contrave monotherapy for weight management in overweight or obese adult patients. Under the terms of the agreement, Kwang Dong will be responsible for seeking regulatory approval and for all commercialization activity and expenses. Orexigen will supply Contrave tablets to Kwang Dong for a $7 million upfront payment, approximately 35 – 40% of net sales, potential sales-based milestone payments, and other fees. Kwang Dong expects to begin marketing Contrave in the second half of 2016, if approved.

Financial results for the three months ended June 30, 2015

For the three months ended June 30, 2015, Orexigen reported a net loss of $22.5 million, or $0.18 per share, as compared to a net loss of $24.5 million, or $0.21 per share, for the second quarter of 2014.

Orexigen reported second quarter revenue of $5.2 million, including $3.1 million in royalties earned on U.S. net sales of Contrave of $16.0 million recorded by Orexigen’s partner for North America, Takeda Pharmaceuticals.

Total operating expenses for the second quarter of 2015 were $25.9 million compared to $23.7 million for the second quarter of 2014. The increase in operating expense was driven by an increase in general and administrative expense, primarily for marketing and consulting costs and stock compensation expense.

As of June 30, 2015, Orexigen had $71.6 million in cash and cash equivalents and an additional $103.5 million in marketable securities, for a total of $175.1 million.

Conference Call Today at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the second quarter 2015 financial results and recent business highlights. The live call may be accessed by phone by calling (800) 447-0521 (domestic) or (847) 413-3238 (international), participant code 40327229. The webcast can be accessed live on the Investors section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Contrave and Mysimba

Contrave, approved by the United States Food and Drug Administration in September 2014, is indicated for use as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, type 2 diabetes mellitus or dyslipidemia). In Europe, the medicine was approved in March 2015 with the brand name Mysimba.

The exact neurochemical effects of Contrave leading to weight loss are not fully understood. Contrave has two components: naltrexone, an opioid antagonist, and bupropion, a relatively weak inhibitor of the neuronal reuptake of dopamine and norepinephrine. Nonclinical studies suggest that naltrexone and bupropion have effects on two separate areas of the brain involved in the regulation of food intake: the hypothalamus (appetite regulatory center) and the mesolimbic dopamine circuit (reward system).

Four 56-week multicenter, double-blind, placebo-controlled Phase 3 clinical trials were conducted to evaluate the effect of Contrave in conjunction with lifestyle modification in 4,536 subjects randomized to Contrave or placebo. In these studies, the most common adverse reactions (>5 percent) seen in patients taking Contrave included nausea, constipation, headache, vomiting, dizziness, insomnia, dry mouth, and diarrhea.

The clinical trial program also includes a double-blind, placebo-controlled cardiovascular outcomes trial known as the Light Study. The primary objective of this study is to evaluate the occurrence of major adverse cardiovascular events (MACE) in overweight and obese adults with cardiovascular risk factors receiving Contrave. A second study, designed to address post-approval requirements in both Europe and the United States, is planned in order to further evaluate cardiovascular outcomes.

Further information can be found at http://www.orexigen.com/.

Important Safety Information for CONTRAVE and MYSIMBA

(naltrexone HCl and bupropion HCl) 8 mg/90 mg extended-release tablets

WARNING: SUICIDAL THOUGHTS AND BEHAVIORS; AND NEUROPSYCHIATRIC REACTIONS

Suicidality and Antidepressant Drugs

Not approved for use in the treatment of major depressive disorder or other psychiatric disorders. Contains bupropion, the same active ingredient as some other antidepressant medications (including, but not limited to, WELLBUTRIN, WELLBUTRIN SR, WELLBUTRIN XL, and APLENZIN). Antidepressants increased the risk of suicidal thoughts and behavior in children, adolescents, and young adults in short-term trials. These trials did not show an increase in the risk of suicidal thoughts and behavior with antidepressant use in subjects over age 24; there was a reduction in risk with antidepressant use in subjects aged 65 and older. In patients of all ages, monitor closely for worsening, and for the emergence of suicidal thoughts and behaviors. Advise families and caregivers of the need for close observation and communication with the prescriber. Not approved for use in pediatric patients.

Neuropsychiatric Reactions in Patients Taking Bupropion for Smoking Cessation

Serious neuropsychiatric reactions have occurred in patients taking bupropion for smoking cessation. The majority of these reactions occurred during bupropion treatment, but some occurred in the context of discontinuing treatment. In many cases, a causal relationship to bupropion treatment is not certain, because depressed mood may be a symptom of nicotine withdrawal. However, some of the cases occurred in patients taking bupropion who continued to smoke. Although not approved for smoking cessation, observe all patients for neuropsychiatric reactions. Instruct the patient to contact a healthcare provider if such reactions occur.

Contraindications

Contraindicated in: uncontrolled hypertension; seizure disorder or a history of seizures; use of other bupropion-containing products; bulimia or anorexia nervosa, which increase the risk for seizure; chronic opioid or opiate agonist (eg, methadone) or partial agonists (eg, buprenorphine) use, or acute opiate withdrawal; patients undergoing an abrupt discontinuation of alcohol, benzodiazepines, barbiturates, and antiepileptic drugs; use during/within 14 days following treatment with monoamine oxidase inhibitors (MAOIs)—there is an increased risk of hypertensive reactions when used concomitantly with MAOIs and use with reversible MAOIs such as linezolid or intravenous methylene blue is also contraindicated; known allergy to any component, anaphylactoid/anaphylactic reactions and Stevens-Johnson syndrome have been reported; pregnancy.

WARNINGS AND PRECAUTIONS

Suicidal Behavior and Ideation

All patients being treated with antidepressants for any indication should be monitored appropriately and observed closely for clinical worsening, suicidality, and unusual changes in behavior, especially during the initial few months of a course of drug therapy, or at times of dose changes, either increases or decreases. This warning applies because one component, bupropion, is a member of an antidepressant class.

Consideration should be given to changing the therapeutic regimen, including possibly discontinuing the medication, in patients whose depression is persistently worse, or who are experiencing emergent suicidality or symptoms that might be precursors to worsening depression or suicidality, especially if these symptoms are severe, abrupt in onset, or were not part of the patient’s presenting symptoms.

Families and caregivers of patients being treated with antidepressants for major depressive disorder or other indications, both psychiatric and nonpsychiatric, should be alerted about the need to monitor patients for the emergence of anxiety, agitation, irritability, unusual changes in behavior, and other symptoms, as well as the emergence of suicidality, and to report such symptoms immediately to healthcare providers. Such monitoring should include daily observation by families and caregivers. Prescriptions should be written for the smallest quantity of tablets consistent with good patient management, in order to reduce the risk of overdose.

Neuropsychiatric Symptoms and Suicide Risk in Smoking Cessation Treatment

Not approved for smoking cessation treatment, but serious neuropsychiatric symptoms have been reported in patients taking bupropion for smoking cessation. These have included changes in mood (including depression and mania), psychosis, hallucinations, paranoia, delusions, homicidal ideation, hostility, agitation, aggression, anxiety, and panic, as well as suicidal ideation, suicide attempt, and completed suicide. Observe patients for the occurrence of neuropsychiatric reactions. Instruct patients to contact a healthcare professional if such reactions occur.

Seizures

Can cause seizures. The risk of seizure is dose-related. Discontinue treatment and do not restart in patients who experience a seizure. Caution should be used when prescribing to patients with predisposing factors that may increase the risk of seizure, including: history of head trauma or prior seizure, severe stroke, arteriovenous malformation, central nervous system tumor or infection, or metabolic disorders (eg, hypoglycemia, hyponatremia, severe hepatic impairment, and hypoxia); excessive use of alcohol or sedatives, addiction to cocaine or stimulants, or withdrawal from sedatives; patients with diabetes treated with insulin and/or oral diabetic medications (sulfonylureas and meglitinides) that may cause hypoglycemia; concomitant administration of medications that may lower the seizure threshold, including other bupropion products, antipsychotics, tricyclic antidepressants, theophylline, systemic steroids.

Clinical experience with bupropion suggests that the risk of seizure may be minimized by adhering to the recommended dosing recommendations, in particular: the total daily dose does not exceed 360 mg of the bupropion component (ie, four tablets per day); the daily dose is administered in divided doses (twice daily); the dose is escalated gradually; no more than two tablets are taken at one time; coadministration with high-fat meals is avoided; if a dose is missed, a patient should wait until the next scheduled dose to resume the regular dosing schedule.

Patients Receiving Opioid Analgesics

Vulnerability to Opioid Overdose: Should not be administered to patients receiving chronic opioids, due to the naltrexone component, which is an opioid receptor antagonist. If chronic opiate therapy is required, treatment should be stopped. In patients requiring intermittent opiate treatment, therapy should be temporarily discontinued and lower doses of opioids may be needed. Patients should be alerted that they may be more sensitive to opioids, even at lower doses, after treatment is discontinued. An attempt by a patient to overcome any naltrexone opioid blockade by administering large amounts of exogenous opioids is especially dangerous and may lead to a fatal overdose or life-threatening opioid intoxication (eg, respiratory arrest, circulatory collapse). Patients should be told of the serious consequences of trying to overcome the opioid blockade.

Precipitated Opioid Withdrawal: An opioid-free interval of a minimum of 7 to 10 days is recommended for patients previously dependent on short-acting opioids, and those patients transitioning from buprenorphine or methadone may need as long as two weeks. Patients should be made aware of the risks associated with precipitated withdrawal and encouraged to give an accurate account of last opioid use.

Increase in Blood Pressure (BP) and Heart Rate (HR)

Can cause an increase in systolic BP, diastolic BP, and/or resting HR. These events were observed in both patients with and without evidence of preexisting hypertension. In clinical practice with other bupropion-containing products, hypertension, in some cases severe and requiring acute treatment, has been reported. Blood pressure and pulse should be measured prior to starting therapy with CONTRAVE and should be monitored at regular intervals consistent with usual clinical practice, particularly among patients with cardiac or cerebrovascular disease and/or with controlled hypertension prior to treatment.

Allergic Reactions

Anaphylactoid/anaphylactic reactions and symptoms suggestive of delayed hypersensitivity have been reported with bupropion, as well as rare spontaneous reports of erythema multiforme, Stevens-Johnson syndrome, and anaphylactic shock. Instruct patients to discontinue and consult a healthcare provider if they develop an allergic or anaphylactoid/anaphylactic reaction (eg, skin rash, pruritus, hives, chest pain, edema, or shortness of breath) during this treatment.

Hepatotoxicity

Cases of hepatitis, clinically significant liver dysfunction, and transient asymptomatic hepatic transaminase elevations have been observed with naltrexone exposure. Patients should be warned of the risk of hepatic injury and advised to seek medical attention if they experience symptoms of acute hepatitis. Discontinue in the event of symptoms/signs of acute hepatitis.

Activation of Mania

Bupropion is a drug used for the treatment of depression. Antidepressant treatment can precipitate a manic, mixed, or hypomanic episode. The risk appears to be increased in patients with bipolar disorder or who have risk factors for bipolar disorder. Prior to initiating therapy, screen patients for history of bipolar disorder and the presence of risk factors for bipolar disorder (eg, family history of bipolar disorder, suicide, or depression). Not approved for use in treating bipolar depression.

Angle-Closure Glaucoma

The pupillary dilation that occurs following use of many antidepressant drugs, including bupropion, may trigger an angle-closure attack in a patient with anatomically narrow angles who does not have a patent iridectomy.

Hypoglycemia with Use of Antidiabetic Medications

Weight loss may increase the risk of hypoglycemia in patients with type 2 diabetes mellitus treated with insulin and/or insulin secretagogues (eg, sulfonylureas). Measurement of blood glucose levels prior to starting therapy and during treatment is recommended in patients with type 2 diabetes. Decreases in medication doses for antidiabetic medications which are non-glucose-dependent should be considered to mitigate the risk of hypoglycemia.

Adverse Reactions

Most common adverse reactions (>5%) include: nausea (32.5%), constipation (19.2%), headache (17.6%), vomiting (10.7%), dizziness (9.9%), insomnia (9.2%), dry mouth (8.1%), and diarrhea (7.1%).

Drug Interactions

Increased risk of hypertensive reactions can occur when used concomitantly with MAOIs. Use caution and consider dose reduction of drugs metabolized by CYP2D6. Avoid concomitant use with CYP2B6 inducers. Reduce dose when taken with CYP2B6 inhibitors. Dose with caution when used with drugs that lower seizure threshold. Use caution and monitor for CNS toxicity when using concomitantly with dopaminergic drugs (levodopa and amantadine). Can cause false positive urine test results for amphetamines.

Indication and Usage for Contrave in the United States

CONTRAVE is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of:

30 kg/m2 or greater (obese) or

27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (eg, hypertension, type 2 diabetes mellitus, or dyslipidemia) or greater (overweight) in the presence of at least one weight-related comorbid condition (eg, hypertension, type 2 diabetes mellitus, or dyslipidemia)

Limitations of Use

The effect of CONTRAVE on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of CONTRAVE in combination with other products intended for weight loss, including prescription drugs, over-the-counter drugs, and herbal preparations, have not been established.

Please see accompanying full Prescribing Information and Medication Guide for CONTRAVE.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.

Indication and Usage of MYSIMBA in the European Union

MYSIMBA is indicated, as an adjunct to a reduced-calorie diet and increased physical activity, for the management of weight in adult patients (≥18 years) with an initial Body Mass Index (BMI) of

•	≥ 30 kg/m2 (obese), or

•	≥ 27 kg/m2 to < 30 kg/m2 (overweight) in the presence of one or more weight-related co-morbidities (e.g., type 2 diabetes, dyslipidaemia, or controlled hypertension)

Treatment with MYSIMBA should be discontinued after 16 weeks if patients have not lost at least 5% of their initial body weight.

Please see Summary of Product Characteristics and more information about MYSIMBA for EU patients available at:

http://www.ema.europa.eu/ema/index.jsp?curl=pages/medicines/human/medicines/003687/human_med_001845.jsp&mid=WC0b01ac058001d124

Mysimba™ and Contrave ® are trademarks of Orexigen Therapeutics, Inc. registered with the U.S. Patent and Trademark Office.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. Orexigen developed Contrave® (naltrexone HCl and bupropion HCl extended release), which is approved in the United States and is being commercialized there by the company’s U.S. partner, Takeda Pharmaceuticals. In Europe the drug has been approved under the brand name MysimbaTM (naltrexone HCl/ bupropion HCl prolonged release). Orexigen’s strategy for Contrave/Mysimba is to pursue marketing authorizations worldwide and pharmaceutical partnerships for global commercialization. Further information about the Company can be found at http://www.orexigen.com/.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the potential success of marketing and commercialization of Contrave/Mysimba; the ability of our Irish subsidiary to manage key business functions for our international rights to Contrave/Mysimba; the timing and expectation of the final results of the Light Study; and the ability for Contrave to continue to gain share in the rapidly growing U.S. market. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the potential that the marketing and commercialization of Contrave/Mysimba will not be successful; the final results of the Light Study or the planned cardiovascular outcomes trial may not support continued approval of Contrave/Mysimba; additional analysis of the Light Study results or new data from the planned cardiovascular outcomes trial or other studies, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with prior results; the possibility that Orexigen is unable to find additional partners for Contrave/Mysimba in territories outside of North America; the therapeutic and commercial value of Contrave/Mysimba; increased competition within the anti-obesity market; Orexigen’s failure to successfully acquire, develop and market additional product candidates or approved products; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission February 27, 2015, Orexigen’s Quarterly Report on Form 10-Q we intend to file with the Securities and Exchange Commission on or about August 6, 2015 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: Orexigen Therapeutics, Inc.

Orexigen Contact:

McDavid Stilwell VP, Corporate Communications and Business Development

(858) 875-8629

Media Contact:

David Walsey, BrewLife

(858) 617-0772

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$71,585	$104,243
Accounts receivable	6,804	2,571
Investment securities, available-for-sale	103,475	101,294
Inventory	4,909	1,198
Deferred tax asset	547	547
Prepaid expenses and other current assets	2,026	1,473

Total current assets	189,346	211,326
Property and equipment, net	765	857
Other long-term assets	882	621
Restricted cash	177	177

Total assets	$191,170	$212,981

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,593	$4,243
Accrued clinical trial expenses	14,991	10,690
Accrued expenses	6,804	6,552
Deferred revenue, current portion	8,229	8,229

Total current liabilities	36,617	29,714
Long-term convertible debt	85,973	83,908
Deferred revenue, less current portion	72,000	76,114
Deferred tax liabilities	547	547
Other long-term liabilities	258	354
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at June 30, 2015 and December 31, 2014; no shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock, $.001 par value, 300,000,000 shares authorized at June 30, 2015 and December 31, 2014 and; 125,394,189 and 123,460,598 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	125	123
Additional paid-in capital	587,377	574,247
Accumulated other comprehensive loss	10	(26)
Accumulated deficit	(591,737)	(552,000)

Total stockholders’ equity	(4,225)	22,344

Total liabilities and stockholders’ equity	$191,170	$212,981

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Collaborative agreement	$2,057	$857	$4,114	$1,714
Royalties	3,137	—	5,439	—

Total revenues	5,194	857	9,553	1,714
Operating expenses:
Research and development	15,107	16,726	26,349	33,727
General and administrative	10,815	6,933	19,399	13,943

Total operating expenses	25,922	23,659	45,748	47,670

Loss from operations	(20,728)	(22,802)	(36,195)	(45,956)
Other income (expense):
Interest income	67	26	130	52
Interest expense	(1,843)	(1,731)	(3,672)	(3,501)

Total other expense	(1,776)	(1,705)	(3,542)	(3,449)

Net loss	$(22,504)	$(24,507)	$(39,737)	$(49,405)

Net loss per share - basic and diluted	$(0.18)	$(0.21)	$(0.32)	$(0.43)

Shares used in computing net loss per share – basic and diluted	125,188	117,987	124,540	113,642